UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 30, 2015

Amedica Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-33624	84-1375299
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1885 West 2100 South Salt Lake City, UT	84119
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (801) 839-3500

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.
On June 30, 2015, Amedica Corporation (the “Company”) received written notice from Hercules Technology Growth Capital, Inc. (“Hercules”) that an event of default has occurred with respect to that certain Loan and Security Agreement dated as of June 30, 2014 (the “Loan and Security Agreement”) by and between Hercules in its capacity as administrative and collateral agent, the parties who are lenders thereunder, Amedica Corporation, and US Spine, Inc. (the “Hercules Notice”). The Hercules Notice provides that the notice was transmitted solely for informational purposes at this time and that Hercules reserves all of its rights under the Loan and Security Agreement. Hercules has not accelerated or demanded any payment at this time. A description of the Loan and Security Agreement and related agreements is contained in the Company’s Current Report on Form 8-K filed with the SEC on July 1, 2014, which report is incorporated herein by reference.

The Hercules Notice indicates that an event of default has occurred as the result of, without limitation, that certain Event of Default Redemption Notice dated June 18, 2015 transmitted by MG Partners II Ltd. (“Magna”) to the Company (the “Magna Notice”). The Company previously disclosed the receipt of the Magna Notice in a Form 8-K filed with the SEC on June 25, 2015. The Company disagrees with Magna’s claims that an event of default has occurred and asserts that no event of default has occurred or is continuing, and consequently the demand for payment is invalid. The Company has invited Magna to immediately reconsider and to rescind its Notice of Default and request for payment.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMEDICA CORPORATION

Date: July 7, 2015	/s/ Ty Lombardi
Ty Lombardi Vice President, Finance and Principal Accounting Officer